Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Chief Financial Officer Virco Mfg. Corporation (310) 533-0474
Virco Announces Second Quarter Results
Torrance, California, September 8, 2006 – Virco Mfg. Corporation (AMEX: VIR) today released its second quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:
The positive trends established in our seasonally light first quarter were confirmed on more meaningful volume in the second quarter. Total revenue, gross margin, net margin and incoming orders all improved while cost of goods sold remained relatively stable. As a result, earnings per share through the first six months of 2006 were $0.34 compared to $0.03 for the same period last year. Here are the numbers:

	Three Months Ended		Six Months Ended
	07/31/2006	07/31/2005	07/31/2006	07/31/2005
	(in thousands, except per share data)
Sales	$78,595	$75,906	$113,110	$109,160
Cost of sales	50,212	49,402	73,233	73,249

Gross margin	28,383	26,504	39,877	35,911
Selling, general & administrative & interest	20,431	20,388	35,192	35,478

Income before taxes	7,952	6,116	4,685	433
Income tax expense	120	31	120	31

Net income	$7,832	$6,085	$4,565	$402

Net income per share
Basic	$0.58	$0.46	$0.34	$0.03
Diluted	0.58	0.46	0.34	0.03

Weighted average shares outstanding
Basic	13,494	13,119	13,318	13,104
Diluted	13,529	13,343	13,353	13,358

	7/31/2006	01/31/2006	07/31/2005
	(in thousands)
Current assets	$89,660	$52,246	$90,529
Non-current assets	60,732	62,474	64,338
Current liabilities	52,360	36,758	53,487
Non-current liabilities	48,820	38,862	51,453
Stockholders’ equity	49,212	39,100	49,927
All of the following factors cited in our recent reports (2005 Annual and 2006 1st Quarter) were positive contributors to the strong first half:
•	New products with superior design and functionality;

•	A broader Furniture, Fixtures and Equipment product assortment for educators at all grade levels;

•	PlanSCAPE® proprietary software for turnkey project management;

•	Convenient national and regional contracts plus multi-channel wholesale and retail distribution;

•	Higher unit prices justified by the quality of our products and services; and

•	Lower fixed costs.
Operationally, we continued to gain efficiency while maintaining our industry-leading capabilities and infrastructure. After several years of downsizing, we believe we have re-established balance between staffing levels, capacity, and seasonal demand. A potential benefit will be steadier output in the second half, with an associated modest improvement in factory utilization and overhead absorption.
Key metrics on our balance sheet also showed improvement. Inventories declined by over $6,000,000 compared to the prior year despite higher sales and timely delivery performance. Capital expenditures remained low and continued to be focused on new product development and maintenance of our existing infrastructure. Combined with the recent equity infusion from Wedbush and improving trends in profitability, we hope to end the year in a stronger financial position.
The market for educational furniture and equipment remains very competitive. Inflationary pressures continue to push raw material and freight costs higher. We anticipate additional price increases for the 2007 delivery season in order to maintain or improve current margins.
We continue to direct significant efforts toward new product development and service enhancements. Our initiatives in these areas are primarily internal. We nonetheless remain vigilant for strategic opportunities that may present themselves as our market continues to evolve.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10K for year ended January 31, 2006, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing